As filed with the Securities and Exchange Commission on April 2, 2012

Registration Nos. 333-103344 and 333-145928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT

NOS. 333-103344 and 333-145928

UNDER

THE SECURITIES ACT OF 1933

Aon plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1030901
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8 Devonshire Square, London, England	EC2M 4PL
(Address of Principal Executive Offices)	(Zip Code)

Aon Stock Incentive Plan

(Full title of the plan)

Peter Lieb

Executive Vice President and General Counsel

8 Devonshire Square

London EC2M 4PL

England

(Name and address of agent for service)

+44 20 7623 5500

(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-103344 and 333-145928) (as amended, these “Registration Statements” and each a “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Aon plc, a public limited company formed under English law (“Aon UK”), as the successor issuer to Aon Corporation, a Delaware corporation (“Aon Delaware”), following a merger transaction pursuant to an agreement and plan of merger and reorganization (the “Merger Agreement”) whereby Aon UK became Aon Delaware’s ultimate parent company and our place of incorporation was changed from Delaware to the United Kingdom.  Pursuant to the Merger Agreement, each issued and outstanding share of the common stock of Aon Delaware, par value $1.00 per share, was converted into the right to receive one Class A Ordinary Share of Aon UK, nominal value $0.01 per share (the “Class A Ordinary Shares”). The Class A Ordinary Shares were registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-178991), as amended, filed by Aon Global Limited, which was declared effective by the Securities and Exchange Commission (the “Commission”) on February 6, 2012.  On March 30, 2012, Aon Global Limited re-registered as Aon UK, a public limited company under English law.

As successor to Aon Delaware, Aon UK expressly adopts these Registration Statements relating to the Aon Stock Incentive Plan (the “Plan”) as its own registration statements for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statements may include newly issued securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Aon Delaware, or by Aon UK as successor issuer, with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•                  Aon Delaware’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 24, 2012;

•                  Current Reports on Form 8-K of Aon UK or Aon Delaware, as applicable, (other than for information furnished rather than filed) with the Commission on January 13, 2012, January 23, 2012, January 26, 2012, February 14, 2012, March 12, 2012, March 14, 2012, March 19, 2012, March 21, 2012, March 30, 2012, March 30, 2012 and April 2, 2012; and

•                  The description of the Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by Aon Delaware with the SEC on February 19, 1980 (when Aon Delaware was known as Combined International Corporation), and any amendment or report which Aon Delaware or Aon UK has filed (or Aon UK will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including Aon UK’s Current Report on Form 8-K dated April 2, 2012.

Each document filed by Aon UK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Aon UK is currently a public limited company incorporated under the law of England and Wales.  Chapter 7 of Part 10 of the U.K. Companies Act of 2006 (the “Companies Act”) contains provisions protecting directors from liability.  All statutory references in this Item 6 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a)  liability insurance within Section 233;

(b)  qualifying third-party indemnity provisions falling within Section 234; and

(c)  qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for Aon UK to provide an indemnity against liability incurred by a director to someone other than Aon UK or an associated company.  Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings or an unsuccessful defense of civil proceedings brought by the company or an associated company or in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the Companies Act.

Section 235 allows Aon UK to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme. In the circumstances, this is not relevant to the directors of Aon UK.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, Aon UK’s articles of association (the “Articles”) provide for indemnification to the fullest extent permitted under law. Under the Articles, any expansion of the protection afforded to every director or other officer of Aon UK (other than any person (whether an officer or not) engaged by Aon UK as auditor) by the Companies Act will automatically extend to Aon UK’s directors or other officers of Aon UK (other than any person (whether an officer or not) engaged by Aon UK as auditor).

Where a person is indemnified against any liability in accordance with this Item 6, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In addition, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, Aon UK has entered into and, in the future, will enter into deeds of indemnity with its directors and officers. Under the deeds of indemnity, Aon UK will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of Aon UK will also be entitled to cover pursuant to the Aon group’s directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Articles of Association of Aon plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012)

4.2	Aon Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Aon Corporation on May 24, 2006).

4.3

First Amendment to the Amended and Restated Aon Stock Incentive Plan (incorporated by reference to Exhibit 10(au) to the Annual Report on Form 10-K filed by Aon Corporation for the year ended December 31, 2006).

4.4	Second Amendment to the Amended and Restated Aon Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

4.5	Deed of Assumption (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.  Undertakings.

(a)          The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i).	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii).

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

1.               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 2, 2012.

Aon plc

By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Vice President, Chief Counsel — Corporate and Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and
Gregory C. Case	Member of the Board of Directors (Principal Executive Officer)	April 2, 2012

*	Executive Vice President and Chief
Christa Davies	Financial Officer (Principal Financial Officer)	April 2, 2012

*	Senior Vice President and Global
Laurel Meissner	Controller (Principal Accounting Officer)	April 2, 2012

*	Director	April 2, 2012
Lester B. Knight

*	Director	April 2, 2012
Edgar D. Jannotta

*	Director	April 2, 2012
Jan Kalff

*	Director	April 2, 2012
R. Eden Martin

*	Director	April 2, 2012
J. Michael Losh

*	Director	April 2, 2012
Robert S. Morrison

*	Director	April 2, 2012
Richard C. Notebaert

*	Director	April 2, 2012
Richard B. Myers

*	Director	April 2, 2012
Gloria Santona

*	Director	April 2, 2012
John W. Rogers, Jr.

*	Director	April 2, 2012
Fulvio Conti

*	Director	April 2, 2012
Carolyn Y. Woo

*	Director	April 2, 2012
Cheryl A. Francis

*By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Association of Aon plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012)

4.2	Aon Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Aon Corporation on May 24, 2006).

4.3

First Amendment to the Amended and Restated Aon Stock Incentive Plan (incorporated by reference to Exhibit 10(au) to the Annual Report on Form 10-K filed by Aon Corporation for the year ended December 31, 2006).

4.4	Second Amendment to the Amended and Restated Aon Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

4.5	Deed of Assumption (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.